EXHIBIT  23.2







                           INDEPENDENT ACCOUNTANTS' CONSENT




The Board of Directors
Ugly Duckling Corporation:


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Ugly Duckling Corporation of our report dated March 18, 1997, relating to the combined balance sheet of Seminole Finance Corporation and Related Companies as of December 31, 1996, and the related combined statements of operations, stockholder's equity (deficit), and cash flows for the year ended December 31, 1996, which report appears in the Form 8-K as amended by its Form 8-K/A-1 and its Form 8-K/A2 of Ugly Duckling Corporation.

Our report dated March 18, 1996, contains an explanatory paragraph that states:
"the accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the combined financial statements, the Company is involved in a lawsuit that involves a material amount of damages that, if there were an adverse outcome, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 7. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty."


                                   /s/  KPMG Peat Marwick, LLP


Tampa, Florida
July 29, 1997